Exhibit (a)(5)(E)

SOUTHWIRE COMPANY SUCCESSFULLY COMPLETES TENDER OFFER FOR COLEMAN CABLE

CARROLLTON, GEORGIA and WAUKEGAN, ILLINOIS – February 11, 2014 – Southwire Company (“Southwire”) and Coleman Cable, Inc. (NASDAQ: CCIX) (“Coleman”) today announced that Cubs Acquisition Corporation, a wholly owned subsidiary of Southwire (“Purchaser”), successfully completed its previously announced tender offer (“the Offer”) for all outstanding shares of common stock of Coleman Cable, Inc. for $26.25 per share in cash.

The Offer expired at 12:00 midnight, New York City time, on February 10, 2014 (one minute after 11:59 P.M., New York City time, on February 10, 2014). As of the expiration of the Offer, a total of 17,006,114 shares were validly tendered and not properly withdrawn in the Offer (not including 896,077 shares tendered pursuant to notices of guaranteed delivery which had not been delivered to the depositary prior to the expiration of the Offer), representing approximately 89.81% of Coleman’s outstanding shares of common stock on a fully diluted basis. In accordance with the terms of the Offer, all shares that were validly tendered and not properly withdrawn have been accepted for payment and Southwire expects to promptly pay for all such shares.

Following consummation of the Offer, Southwire expects to complete the acquisition of Coleman later today through a merger of Purchaser with and into Coleman. Upon completion of the merger, Coleman will become a wholly owned subsidiary of Southwire and all remaining eligible Coleman shares will be converted into the right to receive $26.25 per share in cash, without interest and less any applicable withholding taxes, the same price that was paid in the tender offer.

Stuart Thorn, CEO and President of Southwire, said, “Our team is looking forward to working together with Coleman to solidify our position at the forefront of the wire and cable industry and continue providing world-class service to our customers. We are very excited to welcome our Coleman colleagues to the Southwire family and are motivated by the possibilities in front of us.”

Following completion of the merger, Coleman shares will cease to be traded on the NASDAQ Global Market. Coleman will make the necessary filings with the Securities and Exchange Commission (the “SEC”) to end its reporting obligations under the Securities Exchange Act of 1934, as amended.

Advisors

Macquarie Capital and Wells Fargo Securities are serving as financial advisors to Southwire and Kirkland & Ellis LLP is serving as legal advisor. Jefferies LLC is serving as financial advisor to Coleman and Sullivan & Cromwell LLP and Winston & Strawn LLP are serving as legal advisors.

About Southwire Company

A leader in technology and innovation, Southwire Company is one of North America’s largest wire and cable producers. Southwire and its subsidiaries manufacture building wire and cable, metal-clad (MC) cable, cord products (including Tappan™ sound, security, and communication cables through Tappan Wire & Cable Inc.), utility cable products, industrial power cable, OEM wire products, SCR® copper and aluminum rod, and continuous casting technology. Southwire also supplies MAXIS® Contractor Equipment and Southwire™ Electrician’s Tools to the commercial, industrial, retail, electrical wholesale outlet and utility construction markets. To learn more about Southwire’s products, community involvement, and its vision for a sustainable Southwire, please visit Southwire on the web at www.southwire.com.

About Coleman Cable, Inc.

Coleman is a leading manufacturer and innovator of electrical and electronic wire and cable products for residential and commercial construction, industrial, OEM, and consumer applications, with operations in the United States, Honduras, and Canada. Coleman’s broad product offering enables it to provide its customers a single source for many of their wire and cable requirements. It manufactures the majority of its products in nine domestic production facilities and sells products to more than 8,000 active customers in a wide variety of end markets. It operates three segments: Distribution, OEM, and Engineered Solutions. For more information, visit www.colemancable.com. CCIX-G

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Southwire and Coleman and members of their respective senior management teams. Forward-looking statements include, without limitation, statements regarding the proposed merger of Purchaser with and into Coleman, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the companies’ businesses, including, without limitation, the ability to achieve any particular result with respect to any businesses or products; the expected timing of the completion of the transaction; the ability to complete the transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the completion of the merger; the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Southwire’s and Coleman’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Coleman, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by Coleman and the tender offer documents filed by Southwire. Southwire and Coleman assume no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All of the materials related to the offer (and all other offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Coleman Cable at www.colemancable.com.

CONTACTS:

Southwire

Gary Leftwich

Southwire Company

770-832-4884

Abernathy MacGregor

Tom Johnson, Luke Barrett

212-371-5999

Coleman Cable

Investor Contacts:

Philip Kranz, Dresner Corporate Services,

312-780-7240

pkranz@dresnerco.com

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer, Tim Lynch, Jed Repko

212-355-4449

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